AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”), dated as of August 5, 2023 (the “Effective Time”), is by and between Microvast Holdings, Inc., a Delaware corporation (the “Company”), and Zachariah Ward (the “Executive”).

WHEREAS, the Executive is currently employed by the Company pursuant to that certain Employment Agreement by and between the Company and Executive, dated as of February 24, 2023 (the “Original Employment Agreement”);

WHEREAS, the Company desires to continue to employ the Executive and the Executive desires to be employed by the Company and to provide services to the Company pursuant to the terms and conditions of this Agreement, which shall supersede the Original Employment Agreement;

NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

1.               Employment and Duties.

(a)             General.  Subject to the terms and conditions hereof, the Executive shall serve as President of the Company, reporting to the Chief Executive Officer of the Company (the “CEO”).  The Executive shall have such duties and responsibilities commensurate with those typically provided by a president of a company that is required to file reports with the Securities and Exchange Commission pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (a “Public Company”), as may be assigned to the Executive from time to time by the CEO. The Executive’s principal places of employment shall be the facility of the Company currently located in Timnath, Colorado, subject to (i) periodic travel to the Company’s other worldwide locations; and (ii) such other reasonable travel as the performance of the Executive’s duties and the business of the Company may require.

(b)             Exclusive Services.  For so long as the Executive is employed by the Company and its subsidiaries (the “Company Group”), the Executive shall devote the Executive’s full business working time to the Executive’s duties hereunder, shall faithfully serve the Company Group, shall in all respects conform to and comply with the lawful and good faith directions and instructions given to the Executive by the CEO, and shall use the Executive’s best efforts to promote and serve the interests of the Company Group.  Further, the Executive shall not, directly or indirectly, render material services to any other person or organization without the consent of the Company pursuant to authority granted by the lead independent director of the Board of Directors (the “Board”) (or if the Company does not have a lead independent director, the chairman of the Board) or otherwise engage in activities that would interfere significantly with the faithful performance of his duties hereunder.  Notwithstanding the foregoing, the Executive may (i) serve on corporate, civic or charitable boards provided that, on and after the Effective Time, the Executive provides the lead independent director of the Board (or if the Company does not have a lead independent director, the chairman of the Board), in writing, with a list of such boards and receives the consent of the lead independent director or the chairman of the Board, as applicable, to serve on such boards and (ii) manage personal investments or engage in charitable activities, provided that such activity does not contravene the first sentence of this Section 1(b).

2.               Term.

(a)             The Executive’s employment under this Agreement shall commence as of the Effective Time and shall, subject to earlier termination of the Executive’s employment under this Agreement, continue until the third anniversary of the Effective Time (the “Initial Term”). Unless a Non-Renewal Notice (as defined below) is given or the Executive’s employment is earlier terminated in accordance with the terms of this Agreement, the period of the Executive’s employment shall, as of and following the expiration of the Initial Term, be automatically extended for additional 12-month periods (individually, and collectively, the “Renewal Term”). The period from the Effective Time until the termination of the Executive’s employment under this Agreement, including the Initial Term, and, if applicable, the CIC Term (as defined below), and any Renewal Term or Post-CIC Renewal Term (as defined below), is referred to as the “Term.”

(b)             Notwithstanding the foregoing, if a Change in Control (as defined in Section 5 below) occurs prior to the termination of the Executive’s employment under this Agreement (including after providing a Non-Renewal Notice, which shall be deemed revoked and superseded by reason of the occurrence of the Change in Control), the Term shall end not earlier than the second anniversary of the consummation of the Change in Control unless the Executive experiences a termination of employment under this Agreement (the “CIC Term”). Unless a Non-Renewal Notice is given as herein provided or Executive’s employment is earlier terminated in accordance with the terms of this Agreement, the period of Executive’s employment shall, as of and following the expiration of the CIC Term, be automatically extended for additional 12-month periods (individually, and collectively, the “Post-CIC Renewal Term”). The Company or the Executive may elect to terminate the automatic extension of the Term by giving written notice of such election not less than (i) one year prior to the end of the Initial Term or any Renewal Term, as applicable, or (ii) 90 days prior to the end of the CIC Term or any Post-CIC Renewal Term, as applicable (the “Non-Renewal Notice”).

3.               Compensation and Other Benefits.  Subject to the provisions of this Agreement, the Company Group shall pay and provide the following compensation and other benefits to the Executive during the Term as compensation for services rendered hereunder:

(a)             Base Salary.  The Company Group shall pay to the Executive an annual salary at the rate of $450,000 (the “Base Salary”), payable in substantially equal installments at such intervals as may be determined by the Company Group in accordance with its ordinary payroll practices as established from time to time. During the Term, the Compensation Committee of the Board shall review the Executive’s Base Salary, not less often than annually, and may increase (but not decrease) the Executive’s Base Salary in its sole discretion.

(b)             Bonus.  The Executive shall be entitled to participate in the Company Group’s annual incentive bonus plan for senior executives in accordance with its terms as may be in effect from time to time and subject to such other terms as the Board may approve.

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(c)             Long-Term Incentive Plan.  The Executive shall be entitled to participate in the Company’s long-term incentive plan in accordance with its terms that may be in effect from time to time and subject to such other terms as the Board, in its sole discretion, may approve. In addition, in connection with the Executive’s promotion to President of the Company, the Executive shall be granted options to acquire 1,000,000 shares of Company common stock, which shall vest subject to satisfaction of certain performance- and service-based vesting conditions set forth in the applicable award agreement and further subject to the Executive’s continued employment through each applicable vesting date and otherwise subject to approval by the Board and the terms and conditions of the applicable award agreement and the Microvast Holdings, Inc. 2021 Equity Incentive Plan.

(d)             Benefit Plans.  The Executive shall be entitled to participate in all employee benefit plans or programs of the Company Group as are available to other similarly situated executives of the Company, in accordance with the terms of the plans, as may be amended from time to time.

(e)             Expenses.  The Company Group shall reimburse the Executive for reasonable travel and other business-related expenses incurred by the Executive in the fulfillment of the Executive’s duties hereunder, upon presentation of written documentation thereof, in accordance with the business expense reimbursement policies and procedures of the Company Group as in effect from time to time. Payments with respect to reimbursements of expenses shall be made consistent with the Company Group’s reimbursement policies and procedures and in no event later than the last day of the calendar year following the calendar year in which the relevant expense is incurred.

(f)              Vacation.  The Executive shall be entitled to vacation time consistent with the applicable policies of the Company Group for other similarly situated executives of the Company Group as in effect from time to time.

4.               Termination of Employment.  Subject to this Section 4, the Company shall have the right to terminate the Executive’s employment at any time, with or without Cause (as defined in Section 5 below), and the Executive shall have the right to terminate the Executive’s employment at any time, with or without Good Reason (as defined in Section 5 below).

(a)             Termination due to Death or Disability.  The Executive’s employment under this Agreement will terminate upon the Executive’s death, and upon the Executive’s Disability (as defined in Section 5 below) may be terminated by the Company upon giving not less than 30 days’ written notice to the Executive.  In the event of the Executive’s death or Disability, the Company shall pay to the Executive (or the Executive’s estate, as applicable) the Executive’s accrued salary through and including the date of termination and any bonus earned, but unpaid, for the year prior to the year in which the Separation from Service (as defined in Section 4(b) below) occurs and any other amounts or benefits required to be paid or provided by law or under any plan, program, policy or practice of the Company (“Other Accrued Compensation and Benefits”), payable within 30 days of the Executive’s Separation from Service by reason of death or Disability. In addition, the Executive or his estate, as applicable, shall be entitled to the following: (i) a pro rata bonus equal to (x) the annual bonus the Executive would have earned for the fiscal year in which the death or Disability occurs based on performance as determined by the Board, multiplied by (y) a fraction, the numerator of which is the number of days worked during the fiscal year in which the death or Disability occurs and the denominator of which is 365, payable in a single lump sum upon certification to the Board of performance for such fiscal year; (ii) with respect to any outstanding equity awards or other long-term incentive awards (excluding those described in this Section 5(a)(iii)), such awards will be treated in accordance with the terms of the applicable plans and award agreements; and (iii) with respect to any equity awards or other long-term incentive awards that are outstanding as of the Effective Time, such awards will immediately vest in full in the event that the Executive’s death or Disability occurs within three years following the Effective Time.

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(b)             Termination for Cause; Resignation without Good Reason.  If, prior to the expiration of the Term, the Executive incurs a “Separation from Service” within the meaning of Section 409A(a)(2)(A)(i) of the Internal Revenue Code of 1986, as amended (the “Code”), by reason of the Company’s termination of the Executive’s employment for Cause or if the Executive resigns from the Executive’s employment hereunder other than for Good Reason, the Executive shall only be entitled to payment of the Executive’s Other Accrued Compensation and Benefits, payable in accordance with Company Group policies and practices and in no event later than 30 days after the Executive’s Separation from Service.  The Executive shall have no further right to receive any other compensation or benefits after such termination or resignation of employment.

(c)             Termination without Cause; Resignation for Good Reason Prior to a Change in Control.  If, prior to the expiration of the Term, the Executive incurs a Separation from Service by reason of the Company’s termination of the Executive’s employment without Cause or by the Executive’s resignation from the Executive’s employment for Good Reason, in either case prior to a Change in Control, the Executive shall receive the Other Accrued Compensation and Benefits and, subject to Section 4(e), shall be entitled to: (i) an amount equal to one and a half (1.5) times the sum of (x) the Executive’s then-current Base Salary plus (y) the greater of (A) the average amount of the annual bonus paid to the Executive for each of the three fiscal years immediately prior to the fiscal year in which the Separation from Service occurs or (B) target annual bonus for the fiscal year in which the Separation from Service occurs, payable in substantially equal monthly installments over a period of 18 months beginning 60 days following the Executive’s Separation from Service (the “Severance Period”); (ii) with respect to any outstanding equity awards or other long-term incentive awards (excluding those described in this Section 4(c)(iii)), such awards will be treated in accordance with the terms of the applicable plans and award agreements; and (iii) with respect to any equity awards or other long-term incentive awards that are outstanding as of the Effective Time, immediately vest in full in the event that the Executive incurs a Separation from Service by reason of the Company’s termination of the Executive’s employment without Cause or the Executive’s resignation for Good Reason, in either case prior to a Change in Control, occurs within three years following the Effective Time; provided, however, that if a “change in the effective control of a corporation,” as such term is defined in Treasury Regulation §1.409A-3(i)(5), occurs with respect to the Company following the Executive’s Separation from Service, any unpaid amounts hereunder shall be paid in a single lump sum within 10 days following the consummation of such change in the effective control. If, during the Severance Period, the Executive breaches any of the Executive’s then applicable obligations under this Agreement (including, but not limited to, Sections 7 through 10) or such other agreement between the Company and the Executive, the Company may, upon written notice to the Employee, terminate the Severance Period and cease to make any payments of severance hereunder.

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(d)             Termination without Cause or Resignation for Good Reason Occurring on or Following a Change in Control.  If, prior to the expiration of the CIC Term, the Executive incurs a Separation from Service on or following the consummation of a Change in Control by reason of either (i) the Company’s termination of the Executive’s employment without Cause, or (ii) the Executive’s resignation from the Executive’s employment for Good Reason, then the Executive shall receive the Other Accrued Compensation and Benefits and, subject to Section 4(e), shall be entitled to the following:

(i)	an amount equal to two times the sum of (i) the Executive’s then-current Base Salary plus (ii) the greater of (x) the average amount of the annual bonus paid to the Executive for each of the three fiscal years immediately prior to the fiscal year in which the Separation from Service occurs or (y) target annual bonus for the fiscal year in which the Separation from Service occurs, payable in a single lump sum within 75 days thereafter;
(ii)	a pro rata bonus equal to (x) the greater of (i) the average amount of the annual bonus paid to the Executive for each of the three fiscal years immediately prior to the fiscal year in which the Separation from Service occurs or (ii) the annual bonus the Executive would have earned for the fiscal year in which the Separation from Service occurs based on performance as determined through the date of the Separation from Service, multiplied by (y) a fraction, the numerator of which is the number of days worked during the fiscal year in which the Separation from Service occurs and the denominator of which is 365, payable in a single lump sum within 75 days thereafter; provided, however, that if such Separation from Service occurs in the same fiscal year as the Change in Control and the Executive is paid an annual bonus for such year in connection with the Change in Control, the fraction shall be adjusted so that the numerator reflects the number of days worked during the fiscal year following the Change in Control and the denominator reflects the number of days in the fiscal year following the Change in Control; and
(iii)	all outstanding equity-based awards, including but not limited to stock options, restricted stock and restricted stock unit awards, granted by the Company to the Executive pursuant to any of the Company’s long-term incentive plans shall fully and immediately vest to the extent not already vested. In addition, all outstanding performance share, performance share unit and other equivalent awards granted by the Company to the Executive pursuant to any of the Company’s long-term incentive plans shall immediately vest at their respective target performance levels to the extent not already vested.

Notwithstanding anything to the contrary in this Agreement, any termination without Cause that occurs prior to a Change in Control but which the Executive reasonably demonstrates (x) was at the request of a third party, or (y) arose in connection with or in anticipation of a Change in Control which actually occurs, shall constitute a termination without Cause occurring on such Change in Control for purposes of this Agreement.

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(e)             Execution and Delivery of Release.  The Company shall not be required to make the payments and provide the benefits provided for under Section 4(c) or 4(d) unless the Executive executes and delivers to the Company, within 60 days following the Executive’s Separation from Service, a general waiver and release of claims in a form substantially similar to the form attached hereto as Exhibit A and the release has become effective and irrevocable in its entirety.  The Executive’s failure or refusal to sign the release (or the Executive’s revocation of such release in accordance with applicable laws) shall result in the forfeiture of the payments and benefits under Sections 4(c) and 4(d).

(f)              Notice of Termination.  Any termination of employment by the Company or the Executive shall be communicated by a written “Notice of Termination” to the other party hereto given in accordance with Section 25 of this Agreement, except that the Company may waive the requirement for such Notice of Termination by the Executive.  In the event of a resignation by the Executive without Good Reason, the Notice of Termination shall specify the date of termination, which date shall not be less than 30 days after the giving of such notice, unless the Company agrees to waive any notice period by the Executive.

(g)             Resignation from Directorships and Officerships.  The termination of the Executive’s employment for any reason shall constitute the Executive’s resignation from (i) any director, officer or employee position the Executive has with the Company Group and (ii) all fiduciary positions (including as a trustee) the Executive may hold with respect to any employee benefit plans or trusts established by the Company Group.  The Executive agrees that this Agreement shall serve as written notice of resignation in this circumstance.

5.               Definitions.

(a)             Cause.  For purposes of this Agreement, “Cause” shall mean the termination of the Executive’s employment because of:

(i)	the Executive’s indictment for any crime, whether such crime is a felony or misdemeanor, that materially impairs the Executive’s ability to function as President of the Company and such crime involves the purchase or sale of any security, mail or wire fraud, theft, embezzlement, moral turpitude, or Company Group property;
(ii)	the Executive’s repeated willful neglect of the Executive’s duties; or
(iii)	the Executive’s willful material misconduct in connection with the performance of the Executive’s duties (including a willful material breach of Company Group policies regarding legal compliance, ethics or workplace conduct) or other willful material breach of this Agreement;

provided, however, that no act or omission on the Executive’s part shall be considered “willful” if it is done by the Executive in good faith and with a reasonable belief that Executive’s conduct was in the best interest of the Company and provided further that no event or condition described in clause (ii) or (iii) shall constitute Cause unless (w) the Company gives the Executive written notice of termination of employment for Cause and the grounds for such termination within 180 days of the Board first becoming aware of the event giving rise to such Cause, (x) such grounds for termination are not corrected by the Executive within 30 days of the Executive’s receipt of such notice, (y) if the Executive fails to correct such event or condition, the Company gives the Executive at least 15 days’ prior written notice of a special Board meeting called to make a determination that the Executive should be terminated for Cause and the Executive and the Executive’s legal counsel are given the opportunity to address such meeting prior to a vote of the Board, and (z) a determination that Cause exists is made and approved by 75% of the Board.

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(b)             Change in Control.  For purposes of this Agreement, “Change in Control” shall have the meaning set forth in the Company’s 2021 Equity Incentive Plan or the successor plan pursuant to which the Executive was, prior to the relevant transaction, most recently granted long-term incentive awards.

(c)             Disability.  For purposes of this Agreement, “Disability” shall be defined in the same manner as such term or a similar term is defined in the Company long-term disability plan applicable to the Executive.

(d)             Good Reason.  For purposes of this Agreement, “Good Reason” shall mean termination of employment by the Executive because of the occurrence of any of the following events:

(i)	a failure by the Company Group to pay compensation or benefits due and payable to the Executive in accordance with the terms of this Agreement;
(ii)	a material change in the duties or responsibilities performed by the Executive as a president of a Public Company;
(iii)	a material change to the location(s) of the Executive’s principal places of employment, including a relocation of the Executive’s principal place of employment by more than 30 miles, without the Executive’s consent;
(iv)	a failure by the Company to obtain agreement by a successor to assume this Agreement in accordance with Section 17(b);
(v)	the Company’s material breach of this Agreement; or
(vi)	the Company’s delivery of a Non-Renewal Notice;

provided, however, that no event or condition described in clause (i), (ii) or (v) shall constitute Good Reason unless (x) the Executive gives the Company written notice of the Executive’s intention to terminate the Executive’s employment for Good Reason and the grounds for such termination within 180 days of the Executive first becoming aware of the event giving rise to such Good Reason and (y) such grounds for termination are not corrected by the Company within 30 days of its receipt of such notice.

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6.               Limitations on Severance Payment and Other Payments or Benefits.

(a)             Payments.  Notwithstanding any provision of this Agreement, if any portion of the severance payments or any other payment under this Agreement, or under any other agreement with the Executive or plan or arrangement of the Company Group (in the aggregate, “Total Payments”), would constitute an “excess parachute payment” and would, but for this Section 6, result in the imposition on the Executive of an excise tax under Code Section 4999, then the Total Payments to be made to the Executive shall either be (i) delivered in full or (ii) delivered in the greatest amount such that no portion of such Total Payment would be subject to the Excise Tax, whichever of the foregoing results in the receipt by the Executive of the greatest benefit on an after-tax basis (taking into account the Executive’s actual marginal rate of federal, state and local income taxation and the Excise Tax).

(b)             Determinations.  Within 30 days following the Executive’s termination of employment or notice by one party to the other of its belief that there is a payment or benefit due the Executive that will result in an excess parachute payment, the Company, at the Company Group’s expense, shall select a nationally recognized certified public accounting firm (which may be the Company’s independent auditors) (“Accounting Firm”) reasonably acceptable to the Executive to determine (i) the Base Amount (as defined below), (ii) the amount and present value of the Total Payments, (iii) the amount and present value of any excess parachute payments determined without regard to any reduction of Total Payments pursuant to Section 6(a), and (iv) the net after-tax proceeds to the Executive, taking into account the tax imposed under Code Section 4999 if (x) the Total Payments were reduced in accordance with Section 6(a) or (y) the Total Payments were not so reduced.  If the Accounting Firm determines that Section 6(a)(ii) above applies, then the Termination Payment hereunder or any other payment or benefit determined by such Accounting Firm to be includable in Total Payments shall be reduced or eliminated so that there will be no excess parachute payment.  In such event, payments or benefits included in the Total Payments shall be reduced or eliminated by applying the following principles, in order: (1) the payment or benefit with the later possible payment date shall be reduced or eliminated before a payment or benefit with an earlier payment date; and (2) cash payments shall be reduced prior to non-cash benefits; provided that if the foregoing order of reduction or elimination would violate Code Section 409A, then the reduction shall be made pro rata among the payments or benefits included in the Total Payments (on the basis of the relative present value of the parachute payments).

(c)             Definitions and Assumptions.  For purposes of this Agreement: (i) the terms “excess parachute payment” and “parachute payments” shall have the meanings assigned to them in Code Section 280G and such “parachute payments” shall be valued as provided therein; (ii) present value shall be calculated in accordance with Code Section 280G(d)(4); (iii) the term “Base Amount” means an amount equal to the Executive’s “annualized includible compensation for the base period” as defined in Code Section 280G(d)(1); (iv) for purposes of the determination by the Accounting Firm, the value of any non-cash benefits or any deferred payment or benefit shall be determined in accordance with the principles of Code Sections 280G(d)(3) and (4); and (v) the Executive shall be deemed to pay federal income tax and employment taxes at his actual marginal rate of federal income and employment taxation, and state and local income taxes at his actual marginal rate of taxation in the state or locality of the Executive’s domicile (determined in both cases in the calendar year in which the termination of employment or notice described in Section 6(b) above is given, whichever is earlier), net of the maximum reduction in federal income taxes that may be obtained from the deduction of such state and local taxes.

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The covenants set forth in Sections 7, 8 and 9 of this Agreement have substantial value to the Company and a portion of any Total Payments made to the Executive are in consideration of such covenants.  For purposes of calculating the “excess parachute payment” and the “parachute payments,” the parties intend that an amount equal to not less than the Executive’s highest annual base salary during the 12-month period immediately prior to his termination of employment shall be in consideration of the covenants in Sections 7, 8 and 9 below.  The Accounting Firm shall consider all relevant factors in appraising the fair value of such covenants and in determining the amount of the Total Payments that shall not be considered to be a “parachute payment” or “excess parachute payment.”  The determination of the Accounting Firm shall be addressed to the Company and the Executive and such determination shall be binding upon the Company and the Executive.

(d)             Amendment.  This Section 6 shall be amended to comply with any amendment or successor provision to Sections 280G or 4999 of the Code.

7.               Confidentiality.

(a)             Confidential Information.

(i)	The Executive agrees that during his employment with the Company for any reason and for a period of five years following his Separation from Service, he will not at any time, except with the prior written consent of the Company or as required by law, directly or indirectly, reveal to any person, entity or other organization (other than any member of the Company Group or its respective employees, officers, directors, shareholders or agents) or use for the Executive’s own benefit any information deemed to be confidential by any member of the Company Group (“Confidential Information”) relating to the assets, liabilities, employees, goodwill, business or affairs of any member of the Company Group, including, without limitation, any information concerning customers, business plans, marketing data or other confidential information known to the Executive by reason of the Executive’s employment by, shareholdings in or other association with any member of the Company Group; provided that such Confidential Information does not include any information which (x) is available to the general public or is generally available within the relevant business or industry other than as a result of the Executive’s action or (y) is or becomes available to the Executive after his Separation from Service on a non-confidential basis from a third-party source provided that such third-party source is not bound by a confidentiality agreement or any other obligation of confidentiality. Confidential Information may be in any medium or form, including, without limitation, physical documents, computer files or disks, videotapes, audiotapes, and oral communications.
(ii)	In the event that the Executive becomes legally compelled to disclose any Confidential Information, the Executive shall provide the Company with prompt written notice so that the Company may seek a protective order or other appropriate remedy.

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In the event that such protective order or other remedy is not obtained, the Executive shall furnish only that portion of such Confidential Information or take only such action as is legally required by binding order and shall exercise his reasonable efforts to obtain reliable assurance that confidential treatment shall be accorded any such Confidential Information. The Company Group shall promptly pay (upon receipt of invoices and any other documentation as may be requested by the Company) all reasonable expenses and fees incurred by the Executive, including attorneys’ fees, in connection with his compliance with the immediately preceding sentence.

(iii)	The Executive understands and acknowledges that the Executive has the right under U.S. federal law to certain protections for cooperating with or reporting legal violations to the Securities and Exchange Commission and/or its Office of the Whistleblower, as well as certain other governmental entities. No provisions in this Agreement are intended to prohibit the Executive from disclosing this Agreement to, or from cooperating with or reporting violations to, the SEC or any other such governmental entity, and the Executive may do so without disclosure to the Company Group. The Company Group may not retaliate against the Executive for any of these activities. Further, nothing in this Agreement precludes the Executive from filing a charge of discrimination with the Equal Employment Opportunity Commission or a like charge or complaint with a state or local fair employment practice agency.
(iv)	The Executive acknowledges that, pursuant to the Defend Trade Secrets Act of 2016, an individual may not be held liable under any criminal or civil federal or state trade secret law for disclosure of a trade secret (i) made in confidence to a government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law, (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal, or (iii) made to his or her attorney or used in a court proceeding in an anti-retaliation lawsuit based on the reporting of a suspected violation of law, so long as any document containing the trade secret is filed under seal and the individual does not disclose the trade secret except pursuant to court order.

(b)             Exclusive Property.  The Executive confirms that all Confidential Information is and shall remain the exclusive property of the Company Group.  All business records, papers and documents kept or made by the Executive relating to the business of the Company Group shall be and remain the property of the Company Group.  Upon the request and at the expense of the Company Group, the Executive shall promptly make all disclosures, execute all instruments and papers, and perform all acts reasonably necessary to vest and confirm in the Company Group, fully and completely, all rights created or contemplated by this Section 7.

8.               Noncompetition.  The Executive agrees that during his employment with the Company Group and for a period commencing on the Executive’s Separation from Service and ending eighteen (18) months thereafter (the “Restricted Period”), the Executive shall not, without the prior written consent of the Company, directly or indirectly, and whether as principal or investor or as an employee, officer, director, manager, partner, consultant, agent or otherwise, alone or in association with any other person, firm, corporation or other business organization, carry on a business competitive with the Company Group in any geographic area in which the Company Group has engaged in business, or is reasonably expected to engage in business during such Restricted Period (including, without limitation, any area in which any customer of the Company Group may be located); provided, however, that nothing herein shall limit the Executive’s right to own not more than 1% of any of the debt or equity securities of any business organization.

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9.               Non-Solicitation.  The Executive agrees that, during his employment and for the Restricted Period, the Executive shall not, directly or indirectly, other than in connection with the proper performance of his duties in his capacity as an executive of the Company, (a) interfere with or attempt to interfere with any relationship between the Company Group and any of its employees, consultants, independent contractors, agents or representatives, (b) employ, hire or otherwise engage, or attempt to employ, hire or otherwise engage, any current or former employee, consultant, independent contractor, agent or representative of the Company Group in a business competitive with the Company Group, (c) solicit the business or accounts of the Company Group, or (d) divert or attempt to direct from the Company Group any business or interfere with any relationship between the Company Group and any of its clients, suppliers, customers or other business relations.  As used herein, the term “indirectly” shall include, without limitation, the Executive’s permitting the use of the Executive’s name by any competitor of any member of the Company Group to induce or interfere with any employee or business relationship of any member of the Company Group.

10.            Assignment of Developments.  The Executive shall enter into an Employee Invention, Proprietary Information and Copyright Agreement on or immediately following the Effective Time.

11.            Full Settlement.  The Company Group’s obligation to pay the Executive the amounts required by this Agreement shall be absolute and unconditional and shall not be affected by any circumstances, including, without limitation, any offset, counterclaim, recoupment, defense or other right which the Company Group may have against the Executive or anyone else.  All payments and benefits to which the Executive is entitled under this Agreement shall be made and provided without offset, deduction or mitigation on account of income that the Executive may receive from employment from the Company Group or otherwise.  This Section 11 shall not be interpreted to otherwise limit the remedies available to the Company Group, whether at law or in equity, in the event the Executive breaches any provision of this Agreement.

12.            Certain Remedies.

(a)             Injunctive Relief.  Without intending to limit the remedies available to the Company Group, the Executive agrees that a breach of any of the covenants contained in Sections 7 through 10 of this Agreement may result in material and irreparable injury to the Company Group for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat thereof, any member of the Company Group shall be entitled to seek a temporary restraining order or a preliminary or permanent injunction, or both, without bond or other security, restraining the Executive from engaging in activities prohibited by the covenants contained in Sections 7 through 10 of this Agreement or such other relief as may be required specifically to enforce any of the covenants contained in this Agreement.  Such injunctive relief in any court shall be available to the Company Group in lieu of, or prior to or pending determination in, any arbitration proceeding.

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(b)             Extension of Restricted Period.  In addition to the remedies the Company Group may seek and obtain pursuant to this Section 12, the Restricted Period shall be extended by any and all periods during which the Executive shall be found by a court or arbitrator possessing personal jurisdiction over the Executive to have been in violation of the covenants contained in Sections 8 and 9 of this Agreement.

13.            Section 409A of the Code.

(a)             General.  This Agreement is intended to meet the requirements of Section 409A of the Code, and shall be interpreted and construed consistent with that intent.

(b)             Deferred Compensation.  Notwithstanding any other provision of this Agreement, to the extent that the right to any payment (including the provision of benefits) hereunder provides for the “deferral of compensation” within the meaning of Section 409A(d)(1) of the Code, the payment shall be paid (or provided) in accordance with the following:

(i)	If the Executive is a “Specified Employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code on the date of the Executive’s “Separation from Service” within the meaning of Section 409A(a)(2)(A)(i) of the Code, then no such payment shall be made or commence during the period beginning on the date of the Executive’s Separation from Service and ending on the date that is six months following the Executive’s Separation from Service or, if earlier, on the date of the Executive’s death. The amount of any payment that would otherwise be paid to the Executive during this period shall instead be paid to the Executive on the fifteenth day of the first calendar month following the end of the period (“Delayed Payment Date”). If payment of an amount is delayed as a result of this Section 13(b)(i), such amount shall be increased with interest from the date on which such amount would otherwise have been paid to the Executive but for this Section 13(b)(i) to the day prior to the Delayed Payment Date. The rate of interest shall be compounded monthly, at the prime rate as published by Citibank NA for the month in which occurs the date of the Executive’s Separation from Service. Such interest shall be paid on the Delayed Payment Date.
(ii)	Payments with respect to reimbursements of expenses shall be made in accordance with Company Group policy and in no event later than the last day of the calendar year following the calendar year in which the relevant expense is incurred. The amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year.

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14.            Source of Payments.  All payments provided under this Agreement, other than payments made pursuant to a plan which provides otherwise, shall be paid in cash from the general funds of the Company Group, and no special or separate fund shall be established, and no other segregation of assets shall be made, to assure payment.  The Executive shall have no right, title or interest whatsoever in or to any investments which the Company Group may make to aid the Company Group in meeting its obligations hereunder.  To the extent that any person acquires a right to receive payments from the Company Group hereunder, such right shall be no greater than the right of an unsecured creditor of the Company.

15.            Arbitration.  Any dispute or controversy arising under or in connection with this Agreement or otherwise in connection with the Executive’s employment by the Company Group that cannot be mutually resolved by the parties to this Agreement and their respective advisors and representatives shall be settled exclusively by arbitration in Houston, Texas, in accordance with the commercial rules of the American Arbitration Association before one arbitrator of exemplary qualifications and stature, who shall be selected jointly by an individual to be designated by the Company and an individual to be selected by the Executive, or if such two individuals cannot agree on the selection of the arbitrator, who shall be selected by the American Arbitration Association, and judgment upon the award rendered may be entered in any court having jurisdiction thereon.

16.            Attorney’s Fees.  The Company shall, from time to time, pay or reimburse the Executive, on an after-tax basis, for all reasonable legal fees and expenses (including court costs) incurred by him as a result of any claim by him (or on his behalf) to enforce the terms of this Agreement or collect any payments or benefits due to the Executive hereunder.  Payments with respect to such legal fees and expenses shall be made in advance of any final disposition and within ten business days after the Executive submits documentation of such fees to the Company in accordance with the Company’s business expense reimbursement policies and procedures.

17.            Non-assignability; Binding Agreement.

(a)             By the Executive.  This Agreement and any and all rights, duties, obligations or interests hereunder shall not be assignable or delegable by the Executive.

(b)             By the Company.  This Agreement and all of the Company Group’s rights and obligations hereunder shall not be assignable by the Company except as incident to a reorganization, merger or consolidation, or transfer of all or substantially all of the Company’s assets.  If the Company shall be merged or consolidated with another entity, the provisions of this Agreement shall be binding upon and inure to the benefit of the entity surviving such merger or resulting from such consolidation.  The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement in form and substance satisfactory to the Executive, to expressly assume and agree to perform this Agreement in the same manner that the Company would be required to perform it if no such succession had taken place.  The provisions of this paragraph shall continue to apply to each subsequent employer of the Executive hereunder in the event of any subsequent merger, consolidation, transfer of assets of such subsequent employer or otherwise.

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(c)             Binding Effect.  This Agreement shall be binding upon, and inure to the benefit of, the parties hereto, any successors to or assigns of the Company, and the Executive’s heirs and the personal representatives of the Executive’s estate.

18.            Withholding.  Any payments made or benefits provided to the Executive under this Agreement shall be reduced by any applicable withholding taxes or other amounts required to be withheld by law or contract.

19.            Amendment; Waiver.  This Agreement may not be modified, amended or waived in any manner, except by an instrument in writing signed by both parties hereto.  The waiver by either party of compliance with any provision of this Agreement by the other party shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by such party of a provision of this Agreement.

20.            Governing Law.  All matters affecting this Agreement, including the validity thereof, are to be subject to, and interpreted and construed in accordance with, the laws of the State of Texas applicable to contracts executed in and to be performed in that State.

21.            Survival of Certain Provisions.  The rights and obligations set forth in this Agreement that, by their terms, extend beyond the Term shall survive the Term.

22.            Entire Agreement; Supersedes Previous Agreements.  This Agreement, the Assignment of Developments Agreement, and any outstanding equity award agreements entered into prior to the Effective Time contain the entire agreement and understanding of the parties hereto with respect to the matters covered herein and supersede all prior or contemporaneous negotiations, commitments, agreements and writings with respect to the subject matter hereof, including the Original Employment Agreement, and all such other negotiations, commitments, agreements and writings shall have no further force or effect, and the parties to any such other negotiation, commitment, agreement or writing shall have no further rights or obligations thereunder.

23.            Counterparts.  This Agreement may be executed by either of the parties hereto in counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.

24.            Headings.  The headings of sections herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

25.            Notices.  All notices or communications hereunder shall be in writing, addressed as follows:

To the Company:

12603 Southwest Freeway, Suite 300

Stafford, Texas 77477

Attention:  Yang Wu

Email: wuyang@microvast.com

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With a copy to:

John J. Cannon III

Shearman & Sterling LLP

599 Lexington Avenue

New York, NY 10022
Email: jcannon@shearman.com

To the Executive at the address on file with the Company.

All such notices shall be conclusively deemed to be received and shall be effective (i) if sent by hand delivery, upon receipt, or (ii) if sent by electronic mail or facsimile, upon receipt by the sender of confirmation of such transmission; provided, however, that any electronic mail or facsimile will be deemed received and effective only if followed, within 48 hours, by a hard copy sent by certified United States mail.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the Company has caused this Agreement to be signed by its officer pursuant to the authority of its Board, and the Executive has executed this Agreement, as of the day and year first written above.

MICROVAST HOLDINGS, INC.

By:	/s/ Yang Wu
Name: Yang Wu
Title: Chief Executive Officer

EXECUTIVE

/s/ Zachariah Ward
Name: Zachariah Ward

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EXHIBIT A
FORM OF WAIVER AND MUTUAL RELEASE

This Waiver and Mutual Release, dated as of _____________, (this “Release”) by and between Zachariah Ward (the “Executive”) and Microvast Holdings, Inc., a Delaware corporation (the “Company”).

WHEREAS, the Executive and the Company are parties to an Amended and Restated Employment Agreement, dated August 5, 2023 (the “Employment Agreement”), which provided for the Executive’s employment on the terms and conditions specified therein; and

WHEREAS, pursuant to Section 4(e) of the Employment Agreement, the Executive has agreed to execute and deliver a release and waiver of claims of the type and nature set forth herein as a condition to his entitlement to certain payments and benefits upon his termination of employment with the Company effective as of _____________ (the “Effective Date”).

NOW, THEREFORE, in consideration of the premises and mutual promises herein contained and for other good and valuable consideration received or to be received in accordance with the terms of the Employment Agreement, the Executive and the Company agree as follows:

1.               Return of Property.  On or prior to the Effective Date, the Executive represents and warrants that he will return all property made available to him in connection with his service to the Company Group, including, without limitation, credit cards, any and all records, manuals, reports, papers and documents kept or made by the Executive in connection with his employment as an officer or employee of the Company and its subsidiaries and affiliates, all computer hardware or software, cellular phones, files, memoranda, correspondence, vendor and customer lists, financial data, keys and security access cards.

2.               Executive Release.

(a)             In consideration of the payments and benefits provided to the Executive under the Employment Agreement and after consultation with counsel, the Executive and each of the Executive’s respective heirs, executors, administrators, representatives, agents, successors and assigns (collectively, the “Executive Parties”) hereby irrevocably and unconditionally release and forever discharge the Company and its subsidiaries and affiliates and each of their respective officers, employees, directors, shareholders and agents (“Company Parties”) from any and all claims, actions, causes of action, rights, judgments, obligations, damages, demands, accountings or liabilities of whatever kind or character (collectively, “Claims”), including, without limitation, any Claims under any federal, state, local or foreign law, that the Executive Parties may have, or in the future may possess, arising out of (i) the Executive’s employment relationship with and service as an employee, officer or director of the Company, and the termination of such relationship or service, and (ii) any event, condition, circumstance or obligation that occurred, existed or arose on or prior to the date hereof; provided, however, that the Executive does not release, discharge or waive (i) any rights to payments and benefits provided under the Employment Agreement that are contingent upon the execution by the Executive of this Release, (ii) any right the Executive may have to enforce this Release or the Employment Agreement, (iii) the Executive’s eligibility for indemnification in accordance with the Company’s certificate of incorporation, bylaws or other corporate governance document, or any applicable insurance policy, with respect to any liability he incurred or might incur as an employee, officer or director of the Company, or (iv) any claims for accrued, vested benefits under any long-term incentive, employee benefit or retirement plan of the Company subject to the terms and conditions of such plan and applicable law including, without limitation, any such claims under the Employee Retirement Income Security Act of 1974.

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(b)             Whistleblower Rights. The Executive understands and acknowledges that the Executive has the right under U.S. federal law to certain protections for cooperating with or reporting legal violations to the Securities and Exchange Commission and/or its Office of the Whistleblower, as well as certain other governmental entities. No provisions in this Release are intended to prohibit the Executive from disclosing this Release to, or from cooperating with or reporting violations to, the SEC or any other such governmental entity, and the Executive may do so without disclosure to the Company. The Company may not retaliate against Executive for any of these activities. Further, nothing in this Release precludes the Executive from filing a charge of discrimination with the Equal Employment Opportunity Commission or a like charge or complaint with a state or local fair employment practice agency. The Company may not retaliate against Executive for any of these activities, and nothing in this Release would require Executive to waive any monetary award or other payment that Executive might become entitled to from any such governmental entity.

(c)             DTSA. The Executive acknowledges that, pursuant to the Defend Trade Secrets Act of 2016, an individual may not be held liable under any criminal or civil federal or state trade secret law for disclosure of a trade secret (i) made in confidence to a government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law, (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal, or (iii) made to his or her attorney or used in a court proceeding in an anti-retaliation lawsuit based on the reporting of a suspected violation of law, so long as any document containing the trade secret is filed under seal and the individual does not disclose the trade secret except pursuant to court order.

(d)             Executive’s Specific Release of ADEA Claims.  In further consideration of the payments and benefits provided to the Executive under the Employment Agreement, the Executive Parties hereby unconditionally release and forever discharge the Company Parties from any and all Claims that the Executive Parties may have as of the date the Executive signs this Release arising under the Federal Age Discrimination in Employment Act of 1967, as amended, and the applicable rules and regulations promulgated thereunder (“ADEA”).  By signing this Release, the Executive hereby acknowledges and confirms the following:  (i) the Executive was advised by the Company in connection with his termination to consult with an attorney of his choice prior to signing this Release and to have such attorney explain to the Executive the terms of this Release, including, without limitation, the terms relating to the Executive’s release of claims arising under ADEA, and the Executive has in fact consulted with an attorney; (ii) the Executive was given a period of not fewer than 21 days to consider the terms of this Release and to consult with an attorney of his choosing with respect thereto; and (iii) the Executive knowingly and voluntarily accepts the terms of this Release.  The Executive also understands that he has seven days following the date on which he signs this Release (the “Revocation Period”) within which to revoke the release contained in this paragraph by providing the Company a written notice of his revocation of the release and waiver contained in this paragraph.  No such revocation by the Executive shall be effective unless it is in writing and signed by the Executive and received by the Company prior to the expiration of the Revocation Period.

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3.               Company Release.  The Company for itself and on behalf of the Company Parties hereby irrevocably and unconditionally releases and forever discharges the Executive Parties from any and all Claims, including, without limitation, any Claims under any federal, state, local or foreign law, that the Company Parties may have, or in the future may possess, arising out of (i) the Executive’s employment relationship with and service as an employee, officer or director of the Company, and the termination of such relationship or service, and (ii) any event, condition, circumstance or obligation that occurred, existed or arose on or prior to the date hereof, excepting any Claim which would constitute or result from conduct by the Executive that would constitute a crime under applicable state or federal law; provided, however, notwithstanding the generality of the foregoing, nothing herein shall be deemed to release the Executive Parties from (A) any rights or claims of the Company arising out of or attributable to (i) the Executive’s actions or omissions involving or arising from fraud, deceit, theft or intentional or grossly negligent violations of law, rule or statute while employed by the Company and (ii) the Executive’s actions or omissions taken or not taken in bad faith with respect to the Company; and (B) the Executive or any other Executive Party’s obligations under this Release or the Employment Agreement.

4.               No Assignment.  The parties represent and warrant that they have not assigned any of the Claims being released under this Release.

5.               Proceedings.  The parties represent and warrant that they have not filed, and they agree not to initiate or cause to be initiated on their behalf, any complaint, charge, claim or proceeding against the other party before any local, state or federal agency, court or other body relating to the Executive’s employment or the termination thereof, other than with respect to any claim that is not released hereunder including with respect to the obligations of the Company to the Executive and the Executive to the Company under the Employment Agreement (each, individually, a “Proceeding”), and each party agrees not to participate voluntarily in any Proceeding.  The parties waive any right they may have to benefit in any manner from any relief (whether monetary or otherwise) arising out of any Proceeding.

6.               Remedies.

(a)             Each of the parties understands that by entering into this Release such party will be limiting the availability of certain remedies that such party may have against the other party and also limiting such party’s ability to pursue certain claims against the other party.

(b)             Each of the parties acknowledge and agree that the remedy at law available to such party for breach of any of the obligations under this Release would be inadequate and that damages flowing from such a breach may not readily be susceptible to being measured in monetary terms.  Accordingly, each of the parties acknowledge, consent and agree that, in addition to any other rights or remedies that such party may have at law or in equity, such party shall be entitled to seek a temporary restraining order or a preliminary or permanent injunction, or both, restraining the other party from breaching its obligations under this Release.  Such injunctive relief in any court shall be available to the relevant party, in lieu of, or prior to or pending determination in, any arbitration proceeding.

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7.               Cooperation.  From and after the Effective Date, the Executive shall cooperate in all reasonable respects with the Company and their respective directors, officers, attorneys and experts in connection with the conduct of any action, proceeding, investigation or litigation involving the Company, including any such action, proceeding, investigation or litigation in which the Executive is called to testify.

8.               Unfavorable Comments.

(a)             Public Comments by the Executive.  The Executive agrees to refrain from making, directly or indirectly, now or at any time in the future, whether in writing, orally or electronically:  (i) any derogatory comment concerning the Company or any of their current or former directors, officers, employees or shareholders, or (ii) any other comment that could reasonably be expected to be detrimental to the business or financial prospects or reputation of the Company.

(b)             Public Comments by the Company.  The Company agrees to instruct its directors and employees to refrain from making, directly or indirectly, now or at any time in the future, whether in writing, orally or electronically:  (i) any derogatory comment concerning the Executive, or (ii) any other comment that could reasonably be expected to be detrimental to the Executive’s business or financial prospects or reputation.

9.               Severability Clause.  In the event any provision or part of this Release is found to be invalid or unenforceable, only that particular provision or part so found, and not the entire Release, will be inoperative.

10.            Nonadmission.  Nothing contained in this Release will be deemed or construed as an admission of wrongdoing or liability on the part of the Company or the Executive.

11.            Governing Law.  All matters affecting this Release, including the validity thereof, are to be governed by, and interpreted and construed in accordance with, the laws of the State of Texas applicable to contracts executed in and to be performed in that State.

12.            Arbitration.  Any dispute or controversy arising under or in connection with this Release shall be resolved in accordance with Section 15 of the Employment Agreement.

13.            Notices.  All notices or communications hereunder shall be made in accordance with Section 25 of the Employment Agreement:

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THE EXECUTIVE ACKNOWLEDGES THAT HE HAS READ THIS RELEASE AND THAT HE FULLY KNOWS, UNDERSTANDS AND APPRECIATES ITS CONTENTS, AND THAT HE HEREBY EXECUTES THE SAME AND MAKES THIS RELEASE AND THE RELEASES PROVIDED FOR HEREIN VOLUNTARILY AND OF HIS OWN FREE WILL.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the parties have executed this Release as of the date first set forth above.

MICROVAST HOLDINGS, INC.

By:
Name:
Title:

EXECUTIVE

By:
Name: Zachariah Ward

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